Exhibit (5a)(i) on Form N-1A
                                 Exhibit 10 under Item 601/Reg.S-K


                                  EXHIBIT A
                                    to the
                         Investment Advisory Contract

                           INTERNATIONAL STOCK FUND

     For all services rendered by Adviser hereunder, the above-named Fund of the Trust shall pay to Adviser and Adviser agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to 1% of the average daily net assets of the Fund.

     The portion of the fee based upon the average daily net assets of the Fund shall be accrued daily at the rate of 1/365th of 1% applied to the daily net assets of the Fund.

     The advisory fee so accrued shall be paid to Adviser daily.
     Witness the due execution hereof this 20th day of November, 1995.



Attest:                            FEDERATED GLOBAL RESEARCH CORP.




/s/ Joseph M Huber                 By:      /s/ J. Thomas Madden
                             Assistant                 Secretary Executive
Vice President



Attest:                            INSURANCE MANAGEMENT SERIES



/s/ Robert C. Rosselot                By:  /s/ Richard B. Fisher